SUB-ITEM 77I:  Terms of new or amended securities

The response to sub-item 77I with respect to the Investor Class Shares, Institutional Class Shares, Short Term Income Shares Class, Retail Class, First Southwest Shares, Advantage Shares, Pinnacle Shares, Short Term Fund General, Thornburg Shares and the money market Xpress Fund Shares of the Daily Income Fund. (the "Company") is incorporated by reference to the Company's Post-Effective Amendment No. 18, as filed with the Securities and Exchange Commission on October 25, 2006 (Accession No. 0000918267-06-000018).